EXHIBIT INDEX


(h)(10)  Plan of Liquidation, dated January 8, 2004, for AXP Mid Cap Index Fund.

(h)(13) Fee Waiver Agreement, dated June 1, 2004, between American Express Financial Corporation, American Express Client Service Corporation and AXP Small Company Index Fund, a series of AXP Market Advantage Series, Inc.

(q)(1) Directors' Power of Attorney to sign Amendments to this Registration Statement, dated Nov. 11, 2004.